As filed with the U.S. Securities and Exchange Commission on May 14, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TYCO INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0390500
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

Tyco International Ltd.

Freier Platz 10
CH-8200 Schaffhausen, Switzerland
41-52-633-02-44

(Address of Principal Executive Offices) (Zip Code)

Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan

Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Equity Plan

(Full title of the plan)

Judith A. Reinsdorf

Executive Vice President and General Counsel

Tyco International Management Company

9 Roszel Road

Princeton, New Jersey 08540

(609) 720-4200

(Name and address of agent for service)

With a copy to:

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter filer ☒	Accelerated filer ☐	Non—accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed			Proposed
		maximum			maximum
	Amount to be	offering price			aggregate			Amount of
Title of securities to be registered	registered (1)	per share			offering price			registration fee
Common Shares, Par Value CHF 7.60, to be issued under the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan	1,617,703 284,260	$ $	23.78 37.89	(2) (3)	$ $	38,468,977 10,770,611	(2) (3)	$ $	2,743 768
Common Shares, Par Value CHF 7.60, to be issued under the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Equity Plan	64,734 29,127	$ $	23.38 37.89	(2) (3)	$ $	1,513,481 1,103,622	(2) (3)	$ $	108 79

(1)

This registration statement registers 1,617,703 common shares, par value CHF 7.60, of the registrant (“Common Shares”) underlying outstanding but unexercised options previously granted under the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan, 284,260 Common Shares issuable under the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan, 64,734 Common Shares underlying outstanding but unexercised options previously granted under the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Plan and 29,127 Common Shares issuable in connection with outstanding restricted share units and outstanding deferred share units previously granted under the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Plan. In addition, pursuant to Rule 416(a), the number of shares being registered includes any additional Common Shares that may from time to time become issuable under the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan and Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Plan in connection with, or as a result of, stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the weighted average exercise price of the outstanding options.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act using the average of the high and low prices for Common Shares on the New York Stock Exchange on May 10, 2010.

INTRODUCTORY STATEMENT

On May 14, 2010, Tyco International Ltd. (“Tyco” or “the Registrant”) completed its acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) pursuant to the terms of a merger agreement, dated as of January 18, 2010 (the “Merger Agreement”), by and among Tyco, BHS, Barricade Merger Sub, Inc., and, solely for the purposes stated therein, ADT Security Services, Inc.

Pursuant to the terms of the Merger Agreement, upon the effective time of the merger, (i) certain options to purchase BHS common stock, no par value (each, a “BHS Stock Option”) granted under the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan (the “2008 EIP”) and the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Equity Plan (the “BHS Non Employee Directors’ Plan”, and together with the 2008 EIP, the “Plans”) were converted into options (each, a “Tyco Stock Option”) to purchase a number of common shares, with a par value CHF 7.60 per share, of Tyco (the “Tyco Common Shares”), based on an exchange ratio set forth in the Merger Agreement, (ii) certain BHS restricted share units granted under the BHS Non Employee Directors’ Plan were converted into restricted share units (each, a “Tyco Restricted Share Unit”) with respect to a number of Tyco Common Shares based on an exchange ratio set forth in the Merger Agreement, and (iii) certain deferred BHS share units granted and/or held under the BHS Non-Employee Directors’ Equity Plan were converted into the right (a “Tyco Deferred Share Unit”) to receive a number of Tyco Common Shares based on an exchange ratio set forth in the Merger Agreement.  This Registration Statement on Form S-8 registers the aggregate number of Tyco Common Shares issuable pursuant to such Tyco Stock Options, Tyco Restricted Share Units and Tyco Deferred Share Units and the aggregate number of Tyco Common Shares reserved for issuance and issuable under the 2008 EIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Tyco pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement.

(1)                                  Tyco’s Annual Report on Form 10-K for the year ended September 25, 2009 filed on November 17, 2009;

(2)                                  Tyco’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 25, 2009 and March 26, 2010, filed on January 28, 2010 and April 27, 2010, respectively;

(3)                                  Tyco’s Current Reports on Form 8-K filed on September 30, 2009, October 5, 2009, November 19, 2009, December 15, 2009, January 19, 2010 (with respect to Items 1.01 and 8.01 only), February 9, 2010, March 1, 2010, March 5, 2010, March 12, 2010, March 22, 2010, April 27, 2010 (with respect to Item 8.01 only), April 28, 2010, May 3, 2010, May 4, 2010, May 5, 2010 and May 10, 2010, and Tyco’s Current Report on Form 8-K/A filed on May 14, 2010; and

(4)                                  The description of Tyco Common Shares set forth in Amendment No. 2 to Form S-4 filed on April 7, 2010.

In addition, all reports (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Tyco’s articles of association provide that it shall indemnify and hold harmless, to the fullest extent permitted by Swiss law, the existing and former members of the board of directors and officers out of the assets of Tyco from and against all threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the board of directors or an officer of Tyco, or while serving as a member of the board of directors or officer of Tyco is or was serving at the request of Tyco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or officer.

Tyco may advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Document

4.1	Articles of Association of Tyco International Ltd. (incorporated by reference to Exhibit 3.1 to Tyco International Ltd.’s Current Report on Form 8-K filed on May 14, 2010)

4.2	Organizational Regulations of Tyco International Ltd. (incorporated by reference to Exhibit 3.2 to Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009)

4.3	Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan*

4.4	Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Plan*

5.1	Opinion of Vischer Ltd*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Vischer Ltd (included in Exhibit 5.1)*

24.1	Power of Attorney*

* Filed herewith

Item 9. Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                                   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed, to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, State of New Jersey, on May 14, 2010.

TYCO INTERNATIONAL LTD.

By:	/s/ Christopher J. Coughlin
	Name:	Christopher J. Coughlin
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward D. Breen	Chief Executive Officer and Director (Principal Executive	May 14, 2010
Edward D. Breen	Officer)

/s/ Christopher J. Coughlin	Executive Vice President and Chief Financial Officer	May 14, 2010
Christopher J. Coughlin	(Principal Financial Officer, Authorized Representative in
the United States)

/s/ Carol A. Davidson	Senior Vice President, Controller and Chief Accounting	May 14, 2010
Carol A. Davidson	Officer (Principal Accounting Officer)

*	Director	May 14, 2010
Timothy M. Donahue

*	Director	May 14, 2010
Brian Duperreault

*	Director	May 14, 2010
Bruce S. Gordon

*	Director	May 14, 2010
Rajiv L. Gupta

*	Director	May 14, 2010
John A. Krol

*	Director	May 14, 2010
Brendan R. O’Neill

*	Director	May 14, 2010
William S. Stavropoulos

*	Director	May 14, 2010
Sandra S. Wijnberg

*	Director	May 14, 2010
R. David Yost

*                                         The undersigned does hereby sign this Registration Statement on behalf of the above-indicated director or officer of Tyco International Ltd. pursuant to a power of attorney executed by such director or officer.

/s/ Judith A. Reinsdorf
Judith A. Reinsdorf, Attorney-in-fact